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                                                                      EXHIBIT 12

                                Sutherland Draft
                                   (11/30/01)

                             ________________, 2002


Board of Trustees
IDEX Mutual Funds
570 Carillon Parkway
St. Petersburg, Florida 33716

Ladies and Gentlemen:

         This letter responds to your request for our opinion concerning the federal income tax consequences of (i) a transfer of all the assets of the IDEX American Century Income & Growth portfolio (the "Target Portfolio") of IDEX Mutual Funds (the "Fund") to the IDEX GE U.S. Equity portfolio (the "Acquiring Portfolio") of the Fund in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of certain specified liabilities of the Target Portfolio and (ii) the liquidation of the Target Portfolio. In rendering our opinion, we have relied solely on the representations set forth below and on the facts, summarized below, contained in the following documents:
(a) the Agreement and Plan of Reorganization dated as of ______________ by the Fund on behalf of the Target Portfolio and the Acquiring Portfolio (the "Plan of Reorganization") and (b) the Form N-14 Registration Statement of the Fund.

                            Summary of Relevant Facts
                            -------------------------

         The Fund is a Massachusetts business trust registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund comprises several separate investment portfolios and issues separate classes of shares of beneficial interests representing ownership interests in each of those portfolios. Among the portfolios of the Fund are the Acquiring Portfolio and the Target Portfolio. As of ____________, the Target Portfolio had $____________ of net assets and the Acquiring Portfolio had $______________ of net assets. Shares of each of the Acquiring Portfolio and the Target Portfolio are available for purchase by members of the general public and are widely held.

         The Target Portfolio seeks dividend growth, current income, and capital appreciation by investing in common stocks. It employs a two-step process that draws heavily on computer technology to select stocks. In the first step, the manager ranks stocks (primarily the 1,500 largest U.S. publicly traded companies) based on a number of factors including a stock's value and potential for growth. In the second step, the manager uses a portfolio optimization technique designed to create a fund that provides better returns than the Standard & Poor's 500 Composite Stock Index (the "S&P 500") without taking on significant additional risk. The sub-adviser for the Target Portfolio is American Century Investment Management, Inc. ("American Century").

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Board of Trustees and Officers
______________, 2002
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         The Acquiring Portfolio seeks long-term growth of capital principally by investing in common stocks of U.S. companies. It employs an investment style that combines growth and value investment management styles. As a result, the Acquiring Portfolio has characteristics similar to the S&P 500, including capital appreciation and income potential. GE Asset Management Incorporated ("GEAM") is currently the sub-adviser for the Acquiring Portfolio. Effective February 28, 2002, which is expected to be the closing date for the transactions proposed pursuant to the Plan of Reorganization, GEAM will resign as the sub-adviser for the Acquiring Fund. Thereafter, American Century will become the sub-adviser for the Acquiring Portfolio, and the Acquiring Portfolio will adopt investment policies and strategies that will be the same as those currently employed by the Target Portfolio.

         For valid business reasons, the board of trustees and officers of the Fund has determined to recommend to shareholders that the Acquiring Portfolio and the Target Portfolio be combined and operated as a single portfolio. The board of trustees believes that such a combination has the potential of improving the performance and reducing the overall operating expenses of the two portfolios. Accordingly, the following Plan of Reorganization has been approved by the board of trustees of the Fund:

         (i) immediately prior to the close of business on the closing date for the Reorganization (the "Closing Date"), the Target Portfolio will, if applicable, declare and pay to its shareholders one or more dividends or distributions, which together with all previous dividends will have the effect of distributing to Target Portfolio shareholders all the Target Portfolio's previously undistributed investment company taxable income, if any, for the fiscal period ending on or prior to the Closing Date (computed without regard to any deduction for dividends paid), its net exempt interest income for the fiscal period ending on or prior to the Closing Date, and all its previously undistributed net capital gain realized in the fiscal period ending on or prior to the Closing Date (after reduction for any capital loss carried forward);

         (ii) on the Closing Date, all the assets of the Target Portfolio will be transferred to the Acquiring Portfolio in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of certain specified liabilities of the Target Portfolio. The aggregate value of the Acquiring Portfolio shares to be issued in this exchange will be equal to the value of the net assets transferred (computed using the valuation procedures set forth in the Fund's then-current prospectus and statement of additional information);

         (iii) as soon as conveniently practicable after the Closing Date, the Target Portfolio will distribute the Acquiring Portfolio shares received by it pursuant to the Plan of Reorganization to its shareholders pro rata in proportion to their respective interests;/1/ and

________________

/1/ The distribution will be accomplished by establishing new accounts on the shareholder records of the Acquiring Portfolio in the name of each Target Portfolio shareholder, with each new account being credited with the respective pro rata number of Acquiring Portfolio shares due the shareholder based upon the relative net assets values per share as of the Closing Date. All shares of Target Portfolio stock will be redeemed/canceled.

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Board of Trustees and Officers
______________, 2002
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         (iv)   the Target Portfolio will be completely liquidated.

         (The steps discussed in paragraphs (ii), (iii), and (iv) above are referred to herein collectively as the "Reorganization.")

                                 Representations
                                 ---------------

         Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations will be certified to us by an authorized officer of the Fund:

         (a) The Fund is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and each of the Target Portfolio and the Acquiring Portfolio (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(h).2

         (b) Each of the Target Portfolio and the Acquiring Portfolio qualified for treatment as a regulated investment company under section 851 (a "RIC") for its most recent taxable year and intends to qualify as such for its current taxable year (including the Target Portfolio's last short taxable period ending on the date of the Reorganization). Following completion of the Reorganization, the Acquiring Portfolio intends to continue to qualify as a RIC within the meaning of section 851 for all subsequent taxable years.

         (c) The fair market value of the shares of the Acquiring Portfolio stock to be received by each shareholder of the Target Portfolio will be approximately equal to the fair market value of the shares of the Target Portfolio surrendered in exchange therefor.

         (d) The Acquiring Portfolio will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Target Portfolio immediately prior to the Reorganization. For purposes of this representation, amounts used by the Target Portfolio to pay its reorganization expenses and all redemptions and distributions (except for (1) redemptions in the ordinary course of the Target Portfolio's business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to a demand of a shareholder and (2) regular, normal dividends) made by the Target Portfolio immediately prior to the transfer will be included as assets of the Target Portfolio held immediately prior to the Reorganization.

_______________

/2/ Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended (the "Code").

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Board of Trustees and Officers
______________, 2002
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         (e)    There will be no Target Portfolio shareholders entitled to appraisal rights as a result of the Reorganization, no cash will be paid to the shareholders of the Target Portfolio in lieu of fractional shares, and no cash or property other than the Acquiring Portfolio shares will be received by or distributed to the shareholders of the Target Portfolio in the Reorganization.

         (f) Neither the Acquiring Portfolio nor any person related to the Acquiring Portfolio has any plan or intention to redeem (or acquire) any of the Acquiring Portfolio stock issued in the Reorganization except under its legal obligations under section 22(e) of the 1940 Act.

         (g) The Acquiring Portfolio has no plan or intention to sell or otherwise dispose of any of the assets of the Target Portfolio acquired in the Reorganization, except for dispositions made in the ordinary course of its business as an open-end investment company.

         (h) The Target Portfolio's liabilities to be assumed by the Acquiring Portfolio (if any) were incurred by the Target Portfolio in the ordinary course of its business and are associated with the assets to be transferred.

         (i) The Acquiring Portfolio, the Target Portfolio, and the shareholders of the Target Portfolio will pay their respective transaction expenses.

         (j) There is no intercorporate indebtedness between the Acquiring Portfolio and the Target Portfolio.

         (k) The fair market value of the assets of the Target Portfolio to be transferred in the Reorganization to the Acquiring Portfolio will exceed the sum of the liabilities to be assumed by the Acquiring Portfolio (if any).

         (l) The total adjusted basis of the Target Portfolio assets transferred to the Acquiring Portfolio will equal or exceed the sum of the liabilities (if any) to be assumed by the Acquiring Portfolio pursuant to the Reorganization.

         (m) The Target Portfolio will distribute to its shareholders the shares of the Acquiring Portfolio it receives pursuant to the Reorganization.

         (n) As of the Closing Date of the Reorganization, the Target Portfolio will cease to be a going concern except for completion of the transactions contemplated pursuant to the Plan of Reorganization. Following the final liquidating distribution, the Target Portfolio will not retain any assets and will be dissolved.

         (o) In contemplation of the Reorganization, the Target Portfolio has not disposed, and will not dispose, of any assets other than (1) pursuant to sales occurring in the ordinary course of

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Board of Trustees and Officers
______________, 2002
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its business as a regulated investment company and (2) the transfer of its assets to the Acquiring Portfolio pursuant to the Reorganization.

         (p) Prior to the adoption of the Plan of Reorganization for the Reorganization, neither the Target Portfolio nor any person related to the Target Portfolio has redeemed (or acquired) any shares of Target Portfolio stock except under its legal obligations under section 22(e) of the 1940 Act.

         (q) The Acquiring Portfolio and the Target Portfolio each meets the requirements of a regulated investment company as defined in section 368(a)(2)(F).

         (r) The Acquiring Portfolio does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Target Portfolio.

         (s) All shares issued by the Acquiring Portfolio in the Reorganization, regardless of class designation, will be voting shares.

         (t) During the five-year period ending on the date of the Reorganization, the Target Portfolio has not made (and will not have made) any distributions with respect to the Target Portfolio shares (other than regular and normal dividend distributions made pursuant to the Target Portfolio's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in sections 852 and 4982.

         (u) The Acquiring Portfolio and the Target Portfolio are each engaging in the Reorganization for valid business reasons.

                                     Opinion
                                     -------

         Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the
Reorganization:

         1. The Reorganization will constitute a "reorganization" within the meaning of section 368(a), and the Target Portfolio and the Acquiring Portfolio each will be a "party to a reorganization" within the meaning of section 368(b).

         2. No gain or loss will be recognized by the Target Portfolio (i) on the transfer of its assets to the Acquiring Portfolio in exchange solely for shares of the Acquiring Portfolio and the Acquiring Portfolio's assumption of the specified liabilities of the Target Portfolio and (ii) the

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Board of Trustees and Officers
______________, 2002
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subsequent distribution by the Target Portfolio of those shares to the shareholders of the Target Portfolio. Section 361.

         3. No gain or loss will be recognized by the Acquiring Portfolio on receipt of the assets transferred to it by the Target Portfolio in exchange for shares of the Acquiring Portfolio and the assumption of the specified liabilities of the Target Portfolio. Section 1032.

         4. The Acquiring Portfolio's basis in the assets received from the Target Portfolio will be the same as the Target Portfolio's basis in those assets immediately prior to the Reorganization. Section 362(b).

         5. The Acquiring Portfolio's holding period for the transferred assets will include the Target Portfolio's holding period therefor. Section 1223(2).

         6. No gain or loss will be recognized by the shareholders of the Target Portfolio on the exchange of their shares of the Target Portfolio solely for shares of the Acquiring Portfolio. Section 354.

         7. A Target Portfolio shareholder's basis in the shares of the Acquiring Portfolio received in the Reorganization will be the same as the adjusted basis of the shares of the Target Portfolio surrendered in exchange therefor. Section 358.

         8. A Target Portfolio shareholder's holding period in the shares of the Acquiring Portfolio received in the Reorganization will include the shareholder's holding period for the shares of the Target Portfolio surrendered in exchange therefor, provided such Target Portfolio shares were held as capital assets on the Closing Date. Section 1223(l).

         9. The Acquiring Portfolio will succeed to and take into account the items of the Target Portfolio described in section 381(c), including any earnings and profits, or deficit therein, of the Target Portfolio as of the date of the Closing Date, subject to the conditions and limitations specified in sections 381, 382, 383, and 384.

                                      * * *

         We are furnishing this opinion letter solely for the benefit of the Fund, including the Target Portfolio and the Acquiring Portfolio thereof, the board of trustees and officers of the Fund, and the shareholders of each of those two Portfolios, and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Code as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences of the Reorganization, and we express no opinion regarding any state, local, foreign or other tax or nontax consequences. Absent your written

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Board of Trustees and Officers
______________, 2002
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request, we will revise or update this letter to reflect subsequent changes in law only through the Closing Date.

                                                Sincerely yours,



                                                SUTHERLAND ASBILL & BRENNAN LLP